BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE        EXHIBIT 5.1
                             NEW YORK, NY 10022-7513
                                    --------
                                 (212) 702-5700

                                                                    TELECOPIER:
                                                                  (212) 702-5941

                                           September 23, 1999

Technology Flavors & Fragrances, Inc.
10 Edison Street East
Amityville, New York  11701

            RE: Registration Statement on Form S-8

Gentlemen:

      We have acted as counsel to Technology Flavors & Fragrances, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of an aggregate of up to 2,598,000 shares of Common Stock (the "Common Stock"), $.01 par value per share, that may be acquired upon exercise of options to purchase Common Stock pursuant to the Company's 1993 Incentive Stock Option Plan (the "1993 Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the 1999 Stock Option Plan (the "1999 Plan") and the Company's Option Agreement with Sydney Stein dated April 8, 1994 (the "Stein Agreement") (the 1993 Plan, the 1996 Plan, the 1999 Plan and the Stein Agreement collectively, the "Plans").

      In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company.

      Based upon the foregoing and subject to the other limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective and any newly issued Shares have been acquired at the election of a participant in accordance with the Plans and paid for as provided therein, said newly issued Shares will be validly issued, fully paid and non-assessable.

BAER MARKS & UPHAM LLP
Technology Flavors & Fragrances, Inc.
September 23, 1999
Page 2

      We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, Delaware General Corporate Law and the federal laws of the United States.

      We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

      We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations thereunder or that we are "experts" within the meaning of such act, rules and regulations.

                                          Very truly yours,

                                          /s/ Baer Marks & Upham LLP

                                          BAER MARKS & UPHAM LLP

RMR; JJR; LJL